Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BY-LAWS

OF

SOLIGENIX, INC.

(adopted on May 13, 2020)

This Amendment (this “Amendment”) to the Amended and Restated By-laws (the “By-laws”) of Soligenix, Inc. (formerly known as DOR Biopharma, Inc.), a Delaware corporation (the “Corporation”), is made pursuant to Article XI of the By-laws and Article V of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended through the date of adoption of this Amendment.

1.             Amendment. The By-laws are hereby amended by inserting a new Section 10.7 at the end of Article X to read as follows:

SECTION 10.7. FORUM SELECTION. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.

Further, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.7 of Article X.

2.             Effect. Except as hereby amended, the Bylaws of the Corporation shall remain in full force and effect.

* * * * *

CERTIFICATE OF THE SECRETARY

The undersigned, Jonathan Guarino, Chief Financial Officer, Senior Vice President and Corporate Secretary of the Corporation, hereby certifies, on behalf of the Corporation and not in his individual capacity, that:

1.       I am the duly elected and acting Chief Financial Officer, Senior Vice President and Corporate Secretary of the Corporation.

2.       The foregoing amendment to the Amended and Restated By-laws of the Corporation was adopted by Written Consent of the Board of Directors effective as of May 13, 2020.

By:	/s/ Jonathan Guarino
Name:	Jonathan Guarino
Title:	Chief Financial Officer, Senior Vice President and Corporate Secretary